                                                                    Exhibit 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated February 4, 2005, with respect to the financial statements and schedules of Nalco Holding Company as of December 31, 2004 and
2003 and for the year ended December 31, 2004 and for the period from November
4, 2003 through December 31, 2003 (Successor) and Ondeo Nalco Group for the year ended December 31, 2002 and for the period from January 1, 2003 through November
3, 2003 (Predecessor), included in Amendment No. 2 to the Registration Statement
(Form S-1 No. 333-126642) and related Prospectus of Nalco Holding Company for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Chicago, Illinois
August 1, 2005